Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Cheryl Walsh	Jim Wilson
	WalshCOMM	GameTech International
	602.957.9779	775.850.6100
GameTech Reports Third Quarter Financial Results
Company Highlights:
•	Profitability continues with focus on market and product growth, cost and operational efficiencies.

•	Earnings per share of $0.03 for nine months compared with $0.01 in 2004.
RENO, Nev. (September 7, 2005) — GameTech International, Inc. (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo equipment and bingo systems, today announced financial results for the Company’s third fiscal quarter and nine-month period ended July 31, 2005. Net income continued to improve over the same periods in 2004, with $85,000 in net income for the three month period in 2005, or $0.01 per fully diluted share, up from $33,000, or $0.00 per fully diluted share for the comparable quarter in 2004. Year-to-date net income for fiscal 2005 reached $389,000, or $0.03 per fully diluted share, compared with $76,000, or $0.01 per fully diluted share for the comparable nine month period in 2004.
Higher profitability was achieved despite lower revenue for both the quarter and year-to-date. Third quarter revenue totaled $12.4 million compared with $12.9 million for the comparable quarter in fiscal 2004. For the nine months ended July 31, 2005, revenue reached $37.5 million compared with $38.9 million for the comparable period in fiscal 2004.
According to Jay Meilstrup, GameTech’s President and Chief Executive Officer, the Company’s lower revenues were expected due to the continuing effects of the loss in 2004 of business in Oklahoma as a result of unfavorable legislative changes. At the same time, the Company has gained new business and expanded business in key markets including Texas, Michigan, Nevada and Canada. “We expect that new business and increased efficiencies will diminish the effects of the Oklahoma reductions within the next six months,” said Meilstrup. “Our cost of revenue has dropped more proportionately than the loss in top line revenues, which has led to higher gross profit and overall profitability than in 2004, despite higher depreciation as a result of the deployment of Traveler™ terminals. We have brought refurbishing in-house to cut costs, negotiated lower commissions with certain distributors, and paved the way for revenue growth through new accounts and an emphasis on the popular Traveler™ terminals. ”
The Company accrued costs of over $1.1 million in the third quarter of 2005 related to severance issues and resolutions of certain legal matters and settlements. “We are committed to wrapping up legal matters as quickly as possible, and we are pleased to have resolved the administrative complaint brought against us by the Texas Lottery Commission,” said Meilstrup. “At the same time, we will continue to protect our intellectual property and our market share. Our continued focus on operations, new products and the pursuit of strategic opportunities will play a significant role in achieving our goals.”
GameTech International is a leading developer and marketer of a comprehensive line of electronic bingo equipment, including hand-held bingo terminals, fixed-base terminals, and turnkey accounting and management software. The Company supports its bingo operator customers with products that typically increase play, revenue and profits, and with software customized to enhance management and operations, all backed by unparalleled customer service and support.
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include new product and product feature developments; the success of the strategic opportunities and initiatives; expectations of the financial results and operating results of the Company, including revenue, profitability, and income expectations for the current fiscal year; effect of new business and increased efficiencies on Oklahoma business reduction; our revenue growth or popularity of Traveler™ terminals; and our ability to resolve outstanding legal matters. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004.

GameTech International, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenue	$12,444	$12,916	$37,510	$38,889
Cost of revenue	4,770	6,108	15,386	17,434

Gross profit	7,674	6,808	22,124	21,455
Operating expenses:
General and administrative	3,687	2,314	9,237	8,051
Sales and marketing	2,940	3,028	9,054	9,459
Research and development	888	1,298	3,020	3,681

Total operating expenses	7,515	6,640	21,311	21,191

Income from operations	159	168	813	264
Interest and other income, net	21	31	41	11

Income before provision for income taxes	180	199	854	275
Provision for income taxes	95	166	465	199

Net income	$85	$33	$389	$76
Basic net income per share	$0.01	$0.00	$0.03	$0.01
Diluted net income per share	$0.01	$0.00	$0.03	$0.01
Weighted average number of common shares outstanding:
Basic	11,875	11,782	11,865	11,759
Diluted	11,880	11,971	11,944	11,924

Select Balance Sheet Data

	July 31,	October 31,
	2005	2004
	(Unaudited)	(Audited)
Cash and cash equivalents	$7,435	$6,101
Short-term Investments	$500	$2,605
Total current assets	$19,293	$15,327
Total assets	$52,596	$51,679
Total current liabilities	$9,316	$10,118
Total liabilities	$11,693	$11,009
Total stockholders’ equity	$40,903	$40,670
Total liabilities and stockholders’ equity	$52,596	$51,679
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA ia not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because of the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:
Reconciliation of U.S. GAAP Net Income to EBITDA
(Dollars in thousands)

	Three Months Ended		Nine	Months Ended
	July 31,		July 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$85	$33	$389	$76
Add back:
Amortization and depreciation	$2,719	$3,000	$8,818	$8,545
Interest (income) and other (income) expense, net	$(21)	$(31)	$(41)	$(11)
Provision for income taxes	$95	$166	$465	$199
EBITDA	$2,878	$3,168	$9,631	$8,809
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